Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Citizens First Corporation of our report dated March 23, 2015 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Citizens First Corporation for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Franklin, Tennessee
August 27, 2015